Exhibit 10.20
STAGWELL INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee directors of Stagwell Inc., a Delaware corporation (the “Company”), shall receive the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors, except that any prior equity awards previously granted to a director remain valid. Unless otherwise defined herein, capitalized terms shall have the meaning as provided in the Company’s 2016 Stock Incentive Plan.

Cash Compensation

Cash Retainer for Board Service

Each non-employee director shall receive a cash retainer in the amount of $70,000 per year (the “Board Retainer”).

Cash Retainer for Committee Member Service

A non-employee director who serves as a member of the Audit, Human Resources and Compensation or Nominating and Corporate Governance committee of the Board (each a “Committee Member”) shall receive an additional cash retainer in the amounts as follows: (i) a member of the Audit Committee will receive a cash retainer of $10,000 per year, (ii) a member of the Human Resources and Compensation Committee will receive a cash retainer of $5,000 per year, and (iii) a member of the Nominating and Corporate Governance Committee will receive a cash retainer of $5,000 per year (each, a “Committee Member Retainer”).

Cash Retainer for Lead Independent Director

A non-employee director who serves as the Lead Independent Director of the Board shall receive an additional annual cash retainer in the amount of $75,000 per year (the “Lead Independent Director Retainer”).

Board Committee Chair Cash Retainer

A non-employee director who serves as the chair of the Audit, Human Resources and Compensation or Nominating and Corporate Governance committee of the Board (each a “Committee Chair”) shall receive an additional cash retainer in the amounts as follows: (i) the chair of the Audit Committee will receive a cash retainer of $20,000 per year, (ii) the chair of the Human Resources and Compensation Committee will receive a cash retainer of $15,000 per year, and (iii) the chair of the Nominating and Corporate Governance

Exhibit 10.20
Committee will receive a cash retainer of $15,000 per year (each, a “Committee Chair Retainer”).

Payment of Cash Retainers

The Board Retainer, Committee Member Retainer, Lead Independent Director Retainer and Committee Chair Retainer shall be payable quarterly, in four equal payments. For the year of initial adoption of this Non-Employee Director Compensation Policy, the first payment shall be payable upon the adjournment of the meeting of the Board at which such policy is adopted. For subsequent years, the first payment shall be payable upon the adjournment of the first meeting of the Board following the Company’s Annual Meeting of Stockholders. The second, third and fourth payments shall be payable three (3), six (6) and nine (9) months after the first payment, subject to the non-employee director’s continued service to the Company as a non-employee director, Committee Member, Lead Independent Director or Committee Chair, as applicable, on such date.

Equity Compensation

Annual Equity Award for Continuing Board Members

Upon the adjournment of each Annual Meeting of the Company’s stockholders each continuing non-employee director shall receive a restricted stock award (an “Annual Award”) in an amount of shares of Company common stock equal to $150,000 divided by the Fair Market Value of the Company’s common stock on such date, subject to the execution of a restricted stock award agreement. Notwithstanding the foregoing provision, the Human Resources and Compensation Committee shall have discretion in making and setting the grant date of any Annual Award.

Each Annual Award for continuing Board members shall vest in full on the one year anniversary of the date of grant, subject to the non-employee director’s continued service to the Company through the vesting date.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

All grants made pursuant to this Non-Employee Director Compensation Policy shall be subject to the terms and conditions of the Company’s 2016 Stock Incentive Plan, or any other equity compensation plan approved by the Company’s stockholders, and the terms of the restricted stock agreement issued thereunder.

Meeting Attendance and Expense Reimbursement

Whenever practicable, non-employee directors are expected to attend regularly scheduled meetings in person.

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business in accordance with the Company’s corporate policies.

Miscellaneous

In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of the Company’s 2016 Stock Incentive Plan under which Shares may be awarded, the terms of the 2016 Stock Incentive Plan shall govern.

In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of any restricted stock agreement under which Shares which may be awarded, the terms of that restricted stock agreement shall govern.

This Non-Employee Director Compensation Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Non-Employee Director Compensation Policy shall have retroactive affect or impair the rights of any non-employee director under any award theretofore granted to that director.

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